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                                                                   EXHIBIT 10.28

                                VERISIGN, INC.
                               100 Marine Parkway
                            Redwood Shores, CA 94065


September __, 1995



Mr. Stratton D. Sclavos
14865 Andrew Ct.
Saratoga, CA 95070

Dear Stratton:

VeriSign, Inc. wishes to amend the terms on which you are employed by the
company.   Those terms were set forth in a letter to you dated June 12, 1995, which you accepted on June 15, 1995.

First, your base salary will be increased, retroactive to July 13, 1995, your first day of employment, from $125,000 annually to $175,000 annually.

Second, your potential Bonus, which will be payable at the discretion of the Compensation Committee based on objectives to approved by that committee, will be decreased from $75,000 per year to $50,000 per year. For your first year of service, you will be eligible for $25,000 on or before December 31, 1995, based on meeting objectives set by the Compensation Committee. You will be eligible for an additional $25,000, at the discretion of the Compensation Committee, on the first anniversary of your employment.

If these changes are acceptable to you, please sign below.

Sincerely,

/s/ Jim Bidzos

Jim Bidzos
Chairman, Board of Directors


Accepted:

/s/ Stratton D. Sclavos
-------------------------------
Stratton D. Sclavos

10/4/95
-------------------------------
Date











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                                VERISIGN, INC.
                              100 Marine Parkway
                           Redwood Shores, CA 94065


June 12, 1995                    VIA FACSIMILE

Mr. Stratton D. Sclavos
14865 Andrew Ct.
Saratoga, CA 95070

Dear Stratton:

     We are delighted to provide in writing the offer we discussed over the weekend. The details of the offer are as follows:

Title:                             President, Chief Executive Officer, Director

Base salary:                       $125,000 annually

Bonus: $75,000 per year, based on objectives to be approved by the Compensation Committee

Stock options:                     Options to purchase 616,000 shares of Common
                                   Stock in the Company at the price of 12 cents per share, expiring seven years from the date of grant. This non-transferable option is subject to vesting over four years, with a one year cliff and even quarterly vesting thereafter as long as you serve as CEO. In the event the Company is sold (marked by a transfer of substantially all of its assets or control) the stock option would immediately vest in full. In addition, you will be guaranteed the right to participate in all equity rounds (other than an IPO or a sale) to protect your equity position in the Company for as long as you serve as CEO.

Benefits:                          Your medical and insurance benefits will be
                                   commensurate with those of other employees.
                                   The full package of benefits has yet to be decided, but will be based on similarly capitalized ventures in Silicon Valley.

Starting Date:                     July 6, 1995.

Employee Agreements:               You will agree to sign an agreement with the
                                   Company that (1) restricts you, at the
                                   Company's option, should you ever be
                                   terminated, from competing against the
                                   Company for up to one year from termination;
                                   if the Company exercises this option, or some
                                   portion thereof, (e.g. for six months), then
                                   the Company will pay your salary for that
                                   period, minus any other compensation you
                                   receive during that time for employment in
                                   non-competitive businesses; (ii) restricts
                                   you from ever
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                                   disclosing any confidential or proprietary
                                   information that you may receive in your capacity as an officer and director, other than what is necessary for conducting the due course of business while employed at VeriSign; and (iii) names the Company as transfer agent for any sale of your Common
                                   Stock to a third party prior to an IPO, and gives the right of first refusal on your stock to the Preferred shareholders and RSA
                                   Date Security, Inc. on an as-converted pro rata basis.

Other: You will receive payment, within seven days of your start date, of $45,000, in the form of a loan, which will be forgiven after one year of employment. If, for any reason, your employment terminates before one year, the company may recover this payment from you.

     For your information, your stock option grant represents 12.98% per cent of the outstanding shares prior to the Preferred A financing, 6.16% of the post-financing shares outstanding and issued, and 5.5% of all shares on a fully diluted basis, including shares reserved and unissued for future hires and strategic partners.

     We look forward to succeeding together at VeriSign!


Sincerely,


/s/ Jim Bidzos                     /s/ JB for
                                       D.C

Jim Bidzos                         David Cowan
Director                           Director

DJB:ca


Accepted:

/s/ Stratton D. Sclavos
-----------------------
Stratton D. Sclavos


6/15/95
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Date